SUB-ITEM 77H







The following shareholders held greater than 25% of the outstanding shares of a series of the Series Trust as of August 31,2017 but held below that threshold as of February 28, 2017 :






Fund

Shareholder





GMO Benchmark-Free Allocation Series Fund

National Financial Services LLC for the Exclusive Benefit of Our Customers





































The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Series Trust during the period February 28, 2017 through August 31,2017:







Fund

Shareholder





GMO Global Equity Allocation Series Fund

National Financial Services LLC for the Exclusive Benefit of Our Customers